IEG Holdings Corporation Announces Planned 1:100 Reverse Stock Split, OTCQB Application and Mr. Amazing Loans Record Monthly Loan Volumes

IEG Holdings breaks $8 million US cumulative loan volume level after lending a record $1.1 million in May

Las Vegas, Nevada – [06/01/15] – IEG Holdings Corporation (OTC Pink: IEGH) announced today that it filed its notification with FINRA for a 1:100 Reverse Stock Split on May 15, 2015. The Reverse Stock Split will not be effective until it has been processed by FINRA. IEG Holdings also announced that it filed an application on May 11, 2015 with the OTC Markets Group to up-list from OTC Pink to OTCQB prior to its planned NASDAQ up-listing. As previously announced, IEG Holdings filed a listing application with NASDAQ. After the listing application is approved, IEG Holdings expects that its common stock will be traded on the NASDAQ Global Market.

IEG Holdings also announced that monthly loan volumes hit a new record of $1,070,000 in May. Since launching online lending in July 2013, cumulative loan volume has increased by 3,279% from $237,000 to $8,009,023 as of May 29, 2015. The rapid loan volume growth is being driven by the online lending website, www.mramazingloans.com, joint venture arrangements with low acquisition cost lead sources and continued state license expansion.

Make sure you are the first to receive timely information about IEG Holdings when it hits the newswire by signing up for IEG Holdings’ email news alert system at http://www.investmentevolution.com/alerts.

About IEG Holdings Corporation

IEG Holdings Corporation (OTC Pink: IEGH) provides online unsecured consumer loans under the brand name “Mr. Amazing Loans” via its website, www.mramazingloans.com, in 13 states. The Company offers loans of $5,000 or $10,000 over a term of five years at a 19.9% to 29.9% APR. IEG Holdings plans future expansion internationally to Canada, Philippines and India. For more information about the Company, visit www.investmentevolution.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s registration statement on Form S-1, as amended, as updated from time to time in our filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Paul Mathieson – IEG Holdings Corporation Chairman/CEO and Founder

info@investmentevolution.com

+1-702-227-5626